Transphorm Announces Rights Offering for Common Stock

GOLETA, Calif.—June 16, 2023—Transphorm, Inc. (NASDAQ: TGAN) (“Transphorm” or the “Company”) announced today that the independent Financing Committee of the Company’s board of directors has approved a rights offering available to all holders of record of the Company’s common stock, par value $0.0001 (“Common Stock”) as of 5:00 p.m., Eastern Daylight Time, on June 26, 2023 (the “Record Date”).

If the rights offering is fully subscribed, the Company intends to raise up to $15 million through the rights offering, to be used for working capital and general corporate purposes. The Company is also pursuing conventional asset-based debt financing initiatives that, if consummated and together with proceeds from a fully subscribed rights offering, are expected to provide the Company with working capital well into its fiscal year 2025.

With the enhanced momentum in Gallium Nitride power semiconductors, as evidenced by recent market activities, the Company also intends to initiate, in its second fiscal quarter, a strategic review of opportunities to enhance stockholder value. The Company’s strategic plans are not yet finalized and are subject to market conditions and other uncertainties.

The rights offering will be made through the distribution to all holders of record of Common Stock as of the Record Date of non-transferable subscription rights to purchase a fraction of a share of Common Stock, at a ratio to be determined, for every one right held at a subscription price to be determined prior to the commencement of the rights offering. Stockholders may exercise their rights at any time during the subscription period, which is currently expected to commence as soon as reasonably practicable after the Record Date and expire no less than 16 days thereafter.

The rights offering will include an over-subscription right to permit each rights holder that exercises its basic subscription right in full to purchase additional shares of Common Stock (if any) that remain unsubscribed at the expiration of the rights offering. The availability of the over-subscription right will be subject to certain terms and restrictions to be set forth in the prospectus supplement for the rights offering. If the aggregate subscriptions (basic subscriptions plus over-subscriptions) exceed the number of shares of Common Stock offered in the rights offering, then the aggregate over-subscription amount will be pro-rated among the holders exercising their respective over-subscription rights based on the basic subscription amounts of such holders.

The subscription rights are non-transferable and will not be listed for trading on The Nasdaq Stock Market LLC or any other stock exchange. The subscription rights may not be purchased or sold, and there will not be any market for trading the rights. The shares of Common Stock to be issued pursuant to the rights offering will be listed for trading on The Nasdaq Stock Market LLC under the symbol “TGAN.”

The rights offering will be made pursuant to the Company’s existing effective shelf registration statement on Form S-3 (Reg. No. 333-267522) on file with the Securities and Exchange Commission (the “SEC”) and a prospectus supplement (and the accompanying base prospectus) to be filed with the SEC prior to the commencement of the rights offering.

The information herein is not complete and is subject to change. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the rights, Common Stock or any other securities, nor will there be any sale of the rights, Common Stock or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. This document is not an offering, which can only be made by the prospectus supplement (and the accompanying base prospectus), which will contain and incorporate by reference information about the Company and the rights offering, and should be read carefully before investing. For any questions or further information about the rights offering, or to obtain a copy of the prospectus supplement (and the accompanying base prospectus), when available, please contact Broadridge Corporate Issuer Solutions, LLC, which will be acting as the information agent for the rights offering, at (888) 789-8409.

About Transphorm

Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations move power electronics beyond the limitations of silicon to achieve over 99% efficiency, 50% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended). Such statements include, but are not limited to, Transphorm’s expectations, whether stated or implied, regarding its planned rights offering including certain terms thereof and expected use of proceeds, the Company’s pursuit of conventional debt financing, the expected date through which proceeds from the rights offering and any debt financing, if consummated, would fund the Company’s operations, and the Company’s intent to conduct a strategic review. These forward-looking statements are neither promises nor guarantees, should not be unduly relied upon, and are subject to a variety of risks and uncertainties, including but not limited to: prevailing market conditions, the Company’s ability to commence the rights offering as expected, whether stockholders of record will exercise their rights to purchase Common Stock and the amount subscribed, whether the Company will be able to successfully complete the rights offering, whether the Company will be able to successfully consummate any debt financing, that any funds raised through the rights offering or any debt financing may not fund the Company’s working capital requirements for as long as anticipated, that the Company’s anticipated strategic review may not result in any transaction (or that the terms of such transaction may not be favorable or acceptable to the Company), and other material risks. Information regarding the foregoing and additional risks may be found in the sections titled “Risk Factors” in documents that Transphorm files from time to time with the SEC, as well as the prospectus supplement (and the accompanying base prospectus) to be filed with the SEC prior to the commencement of the rights offering. These forward-looking statements are made only as of the date of this press release, and Transphorm assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

David Hanover or Jack Perkins
KCSA Strategic Communications
transphorm@kcsa.com

Company Contact:

Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com